                                                             Exhibit 11.1

                             Neurogen Corporation
                 Computation of Net Earnings Per Common Share
         (in thousands, except Net Earnings per Common Share amounts)

                                 Three Months         Three Months
                                    Ended               Ended
                               March 31, 1997       March 31, 1996
                                 (Unaudited)         (Unaudited)
                                 -----------         -----------



Weighted average shares of
  common stock outstanding             14,282              14,020

Dilutive effect of :
    Warrants                               36                  43
    Stock options                       1,048               1,484
                                 -------------       -------------

Common and common
  equivalent shares                    15,366              15,547
                                 =============       =============

Net income                       $      2,850     $         3,610
                                 =============       =============

Earnings per common and
  common equivalent shares       $       0.19     $          0.23
                                 =============       =============